Exhibit 99

Fact Sheet for Electric Rate Case Joint Proposal

Filed December 2, 2004

JOINT PROPOSAL

1. Rate plan

•	Three years: April 1, 2005 to March 31, 2008

2. Rate increases and rate base

•	The joint proposal provides for the following

•	First year rate increase of $104.6 million (1.3%),

•	A rate freeze for the second year, and

•	Third year rate increase of $220.4 million (2.5%) to reflect plant additions, property taxes, and O&M increases, partially offset by sales growth for RY2 and RY3.

•	Each year, the Company will retain the first $60 million of proceeds from the auctions of Transmission Congestion Contracts.

•	Accounting credits (net of debits) will be reflected in pre-tax income in each of the three years, as follows:

RY1	$128 million
RY2	232
RY3	190

Total Credits	$550 million

•	The rate base in this agreement is:

•	$9.3 billion in rate year 1,

•	$9.6 billion in rate year 2, and

•	$10.3 billion in rate year 3.

•	The net T&D plant levels reflected in the rate plan will be reconciled each year to the level set in rates and a carrying charge (pre-tax rate of return and depreciation) on any variation will be deferred for future recovery or refund to ratepayers.

•	Excluded from the rate base in each year of the rate plan is about $200 million of T&D capital expenditures which the Company expects to spend. Carrying costs for this investment are covered by this provision for T&D plant reconciliation.

•	East River Repowering Project (ERRP)

•	The capital costs of ERRP are recorded in the steam department accounts. Approximately two-thirds of ERRP’s capital costs are billed to the electric department and collected from electric customers through the fuel adjustment clause.

•	The total rate base for ERRP is expected to be approximately $575 million. Equity earnings on the ERRP rate base will be reflected in the steam department once the plant is placed in service.

•	The Company will record for accounting purposes (in 2004) a one-time pre-tax charge to earnings of $100 million to resolve various issues raised in the proceeding related mainly to the treatment of prior pension credits retained by the Company.

3. Earnings threshold and capital structure

•	Earnings of between 11.4% - 13.0% ROE are shared 50/50 with customers.

•	Earnings above 13.0% ROE are shared 75/25 customers/shareholders.

•	The equity ratio used in this calculation will be the actual equity ratio, with a cap of 50%.

4. Reconciliations

•	Full reconciliation (without limitation) of all T&D capital spending to the levels provided in rates, including carrying costs at a pre-tax rate of return plus depreciation

•	Reconciliation for pension and OPEB costs, and environmental remediation costs.

•	Continued deferral of all spending related to Lower Manhattan restoration, with a pretax AFDC rate of return.

•	Reconciliation of property taxes and interference costs above or below a dead band of 2.5%.

•	Limitations on reconciliations:

•	If earnings exceed an 11.4% ROE but fall below a 13.0% ROE, only 50% of the above reconcilable items can be deferred;

•	If earnings exceed a 13.0% ROE, none of the above reconcilable items can be deferred

•	Deferrals related to T&D capital spending and spending related to Lower Manhattan restoration are recovered in full with no limitation.

•	Fuel and purchased power continue to be recovered on a current basis.

5. Performance based adjustments

•	Incentives for:

•	Retail access migration

•	Demand side management goals

•	Negative revenue adjustment for failure to meet operating standards for:

•	Frequency and duration of service interruptions

•	Major outages

•	Repair, removal or replacement of damaged poles, temporary shunts, street lights, traffic signals and circuit breakers

•	Customer service standards for call response, meter reading and customer satisfaction

More information

For a copy of the Joint Proposal go to the Con Edison Website at http://www.coned.com and select “Investor Information”.